Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 April 21, 2025
www.zionsbancorporation.com
First Quarter 2025 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Shannon Drage (801) 844-8208
Media Contact: Rob Brough (801) 844-7979

Zions Bancorporation, N.A. reports: 1Q25 Net Earnings of $169 million, diluted EPS of $1.13 compared with 1Q24 Net Earnings of $143 million, diluted EPS of $0.96, and 4Q24 Net Earnings of $200 million, diluted EPS of $1.34
FIRST QUARTER RESULTS

$1.13	$169 million	3.10%	10.8%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated common equity tier 1 ratio

FIRST QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $624 million, up 6%
	•	NIM was 3.10%, compared with 2.94%

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $268 million, up 19%; adjusted PPNR² was $267 million, up 10%
	•	Customer-related noninterest income was $158 million, up 4%
	•	Noninterest expense was $538 million, up 2%; adjusted noninterest expense² was $533 million, up 4%

Loans and Credit Quality	•	Loans and leases were $59.9 billion, up 3%
	•	The provision for credit losses was $18 million, compared with $13 million
	•	The annualized ratio of net loan and lease charge-offs to average loans and leases was 0.11%, compared with 0.04%
	•	Nonperforming assets[3] were $307 million, or 0.51% of loans and leases and other real estate owned, compared with $254 million, or 0.44%
	•	Classified loans were $2.9 billion, or 4.8% of loans and leases, compared with $966 million, or 1.7%

Deposits and Borrowed Funds	•	Total deposits were $75.7 billion, up 2%; customer deposits (excluding brokered deposits) were $70.9 billion, up 1%
	•	Short-term borrowings, primarily consisting of secured borrowings, were $3.5 billion, down 29%

Capital	•	The estimated CET1 capital ratio was 10.8%, compared with 10.4%

Notable Items	•	Additional income tax expense of $16 million, or $0.11 per share, due to revaluation of DTAs resulting from new state tax legislation

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “First quarter net income and earnings per share increased 18% from last year’s period, to $169 million and $1.13, respectively. This reflects a 16 basis point increase in the net interest margin and a 10% increase in adjusted pre-provision net revenue. The results also reflect an $0.11 per share charge to income tax expense resulting from a beneficial Utah tax law change on securities portfolio income, requiring a revaluation of our deferred tax assets, primarily those associated with accumulated other comprehensive income. Most of this charge is expected to accrete back into income over the life of the securities that gave rise to these deferred tax assets. The tax law change will additionally reduce the tax on securities income in future periods.”
Mr. Simmons continued, “In late March we completed the acquisition of four branches in California’s Coachella Valley from FirstBank of Denver, Colorado, adding approximately $630 million in deposits and $420 million in loans. We look forward to serving these new customers of our affiliate, California Bank & Trust.”
Mr. Simmons concluded, “Credit quality remained in very good shape during the quarter, with nonperforming assets stable compared with last quarter at 0.51% of loans and leases and annualized net charge-offs of 0.11% of loans and leases. At the same time, the outlook for the economy is perhaps more uncertain than it’s been in a number of years, clouded by the very real potential for negative impacts from tariffs and trade policy, both here and abroad. We are nevertheless confident that our credit culture and practices and our strong reserves position us to manage through possible turbulence that might materialize in coming quarters.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended March 31,
	2025	2024
Adjusted PPNR	$267	$242
Net charge-offs (recoveries)	$16	$6
Efficiency ratio	66.6%	67.9%
Weighted average diluted shares	147.4	147.3
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior year period unless otherwise specified. The effective tax rate was 28.9% at March 31, 2025, compared with 24.6% at March 31, 2024, primarily due to a required revaluation of deferred tax assets resulting from new state tax legislation enacted during the quarter.
2 For information on non-GAAP financial measures, see pages 17-18.
3 Does not include banking premises held for sale.

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Comparisons noted in the sections below are calculated for the current quarter versus the same prior year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				1Q25 - 4Q24		1Q25 - 1Q24
(In millions)	1Q25	4Q24	1Q24	$	%	$	%

Interest and fees on loans	$850	$873	$865	$(23)	(3)%	$(15)	(2)%
Interest on money market investments	53	60	47	(7)	(12)	6	13
Interest on securities	125	129	142	(4)	(3)	(17)	(12)
Total interest income	1,028	1,062	1,054	(34)	(3)	(26)	(2)
Interest on deposits	326	371	376	(45)	(12)	(50)	(13)
Interest on short- and long-term borrowings	78	64	92	14	22	(14)	(15)
Total interest expense	404	435	468	(31)	(7)	(64)	(14)
Net interest income	$624	$627	$586	$(3)	—	$38	6
				bps		bps
Yield on interest-earning assets[1]	5.08%	5.13%	5.25%	(5)		(17)
Rate paid on total deposits and interest-bearing liabilities[1]	2.01%	2.12%	2.34%	(11)		(33)
Cost of deposits[1]	1.76%	1.93%	2.06%	(17)		(30)
Net interest margin[1]	3.10%	3.05%	2.94%	5		16
1 Taxable-equivalent rates used where applicable.
Net interest income increased $38 million, or 6%, in the first quarter of 2025, relative to the prior year period, primarily as a result of lower funding costs. Additionally, net interest income benefited from a favorable mix change in average interest-earning assets, driven by growth in average loans and money market investments, and a decline in average securities. The net interest margin improved to 3.10%, compared with 2.94%.
The yield, net of hedging activity, on average interest-earning assets was 5.08% in the first quarter of 2025, compared with 5.25% in the prior year period. The net yield on average loans and leases decreased 22 basis points to 5.84%, and the net yield on average securities decreased 9 basis points to 2.75% in the first quarter of 2025.
The rate paid on total deposits and interest-bearing liabilities was 2.01%, compared with 2.34% in the prior year quarter, and the total cost of deposits was 1.76%, compared with 2.06%, reflecting the lower interest rate environment, partially offset by a mix change from noninterest-bearing to interest-bearing products.
Average interest-earning assets increased $1.4 billion, or 2% from the prior year quarter. This growth was driven by a $1.7 billion increase in average loans and leases and a $1.3 billion increase in average money market investments, partially offset by a $1.7 billion decline in average securities, primarily due to principal reductions.
Average interest-bearing liabilities increased $2.3 billion, or 4%, from the prior year quarter. This increase was primarily driven by a $2.9 billion increase in average interest-bearing deposits, partially offset by a $570 million decrease in average borrowed funds.

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Noninterest Income
				1Q25 - 4Q24		1Q25 - 1Q24
(In millions)	1Q25	4Q24	1Q24	$	%	$	%

Commercial account fees	$45	$47	$44	$(2)	(4)%	$1	2%
Card fees	23	24	23	(1)	(4)	—	—
Retail and business banking fees	17	17	16	—	—	1	6
Loan-related fees and income	17	20	15	(3)	(15)	2	13
Capital markets fees and income [1]	27	40	25	(13)	(33)	2	8
Wealth management fees	15	14	15	1	7	—	—
Other customer-related fees	14	14	14	—	—	—	—
Customer-related noninterest income	158	176	152	(18)	(10)	6	4
Dividends and other income	7	9	6	(2)	(22)	1	17
Securities gains (losses), net	6	8	(2)	(2)	(25)	8	NM
Noncustomer-related noninterest income	13	17	4	(4)	(24)	9	NM
Total noninterest income	$171	$193	$156	$(22)	(11)	$15	10
1 Effective for the first quarter of 2025, capital markets fees and income includes fair value and nonhedge derivative income (loss) of less than one million, $3 million, and $1 million for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively. These amounts were previously disclosed under noncustomer-related noninterest income. No other income statement line items or ratios were affected by these changes and reclassifications. Prior period amounts have been reclassified for comparative purposes.
Customer-related noninterest income increased $6 million, or 4%, compared with the prior year period. This growth was largely driven by higher loan-related fees and income, as well as improved capital markets fees and income, primarily due to increased investment banking advisory fees.
Noncustomer-related noninterest income increased $9 million, compared with the prior year period, primarily due to an $8 million increase in net securities gains. This increase was largely attributable to valuation adjustments in our Small Business Investment Company (“SBIC”) investment portfolio and a $4 million valuation loss associated with one of our equity investments in the prior year period.

Noninterest Expense
				1Q25 - 4Q24		1Q25 - 1Q24
(In millions)	1Q25	4Q24	1Q24	$	%	$	%

Salaries and employee benefits	$342	$321	$331	$21	7%	$11	3%
Technology, telecom, and information processing	70	66	62	4	6	8	13
Occupancy and equipment, net	41	42	39	(1)	(2)	2	5
Professional and legal services	13	17	16	(4)	(24)	(3)	(19)
Marketing and business development	11	10	10	1	10	1	10
Deposit insurance and regulatory expense	22	17	34	5	29	(12)	(35)
Credit-related expense	6	6	7	—	—	(1)	(14)
Other	33	30	27	3	10	6	22
Total noninterest expense	$538	$509	$526	$29	6	$12	2
Adjusted noninterest expense [1]	$533	$509	$511	$24	5	$22	4
1 For information on non-GAAP financial measures, see pages 17-18.
Noninterest expense increased $12 million, or 2%, compared with the prior year quarter. Salaries and employee benefits expense increased $11 million, primarily due to higher incentive compensation, benefits, and severance expenses. Technology, telecom, and information processing expense increased $8 million, mainly due to higher application software, license, and maintenance expenses. Other noninterest expense increased $6 million, partly due to a $3 million impairment of certain long-lived assets. These increases were partially offset by a $12 million decrease in

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deposit insurance and regulatory expense, primarily due to a $13 million accrual associated with an updated FDIC special assessment estimate during the prior year quarter.
Adjusted noninterest expense increased $22 million, or 4%. The efficiency ratio was 66.6%, compared with 67.9%, as the increase in adjusted taxable-equivalent revenue outpaced the increase in adjusted noninterest expense. For information on non-GAAP financial measures, see pages 17-18.
BALANCE SHEET ANALYSIS

Investment Securities
				1Q25 - 4Q24		1Q25 - 1Q24
(In millions)	1Q25	4Q24	1Q24	$	%	$	%
Investment securities:
Available-for-sale, at fair value	$9,223	$9,095	$9,931	$128	1%	$(708)	(7)%
Held-to-maturity, at amortized cost	9,481	9,669	10,209	(188)	(2)	(728)	(7)
Total investment securities, net of allowance	$18,704	$18,764	$20,140	$(60)	—	$(1,436)	(7)
Total investment securities decreased $1.4 billion, or 7%, to $18.7 billion at March 31, 2025, primarily due to principal reductions. We invest in securities to manage liquidity and interest rate risk, and to generate interest income. Our portfolio mainly consists of securities that can readily provide cash and liquidity through secured borrowing agreements, eliminating the need to sell the securities. Our fixed-rate securities portfolio helps balance the inherent interest rate mismatch between loans and deposits, thereby protecting the economic value of shareholders' equity.

Loans and Leases
				1Q25 - 4Q24		1Q25 - 1Q24
(In millions)	1Q25	4Q24	1Q24	$	%	$	%

Loans held for sale	$112	$74	$12	$38	51%	$100	NM
Loans and leases:
Commercial	$31,010	$30,965	$30,479	$45	—	$531	2%
Commercial real estate	13,593	13,477	13,578	116	1	15	—
Consumer	15,338	14,968	14,052	370	2	1,286	9
Loans and leases, net of unearned income and fees	59,941	59,410	58,109	531	1	1,832	3
Less allowance for loan losses	697	696	699	1	—	(2)	—
Loans and leases held for investment, net of allowance	$59,244	$58,714	$57,410	$530	1	$1,834	3
Unfunded lending commitments	$29,526	$29,618	$29,490	$(92)	—	$36	—
Loans and leases, net of unearned income and fees, increased $1.8 billion, or 3%, to $59.9 billion, relative to the prior year quarter. Consumer loans increased $1.3 billion from the prior year quarter, primarily in the 1-4 family residential loan portfolio, and commercial loans increased $531 million, primarily in the commercial and industrial loan portfolio.
At March 31, 2025, total loans and leases included approximately $420 million of consumer and commercial loan balances acquired from the purchase of four FirstBank Coachella Valley, California branches during the first quarter of 2025.

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Credit Quality
				1Q25 - 4Q24		1Q25 - 1Q24
(In millions)	1Q25	4Q24	1Q24	$	%	$	%

Provision for credit losses	$18	$41	$13	$(23)	(56)%	$5	38%
Allowance for credit losses	743	741	736	2	—	7	1
Net loan and lease charge-offs (recoveries)	16	36	6	(20)	(56)	10	NM
Nonperforming assets	307	298	254	9	3	53	21
Classified loans	2,891	2,870	966	21	1	1,925	NM
	1Q25	4Q24	1Q24	bps		bps
Ratio of ACL to loans and leases outstanding, at period end	1.24%	1.25%	1.27%	(1)		(3)
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.11%	0.24%	0.04%	(13)		7
Ratio of nonperforming assets to loans and leases and other real estate owned	0.51%	0.50%	0.44%	1		7
Ratio of classified loans to total loans and leases	4.82%	4.83%	1.66%	(1)		316
During the first quarter of 2025, we recorded an $18 million provision for credit losses, compared with a provision of $13 million during the prior year period. The allowance for credit losses (“ACL”) was $743 million at March 31, 2025, compared with $736 million at March 31, 2024. The increase in the ACL primarily reflects credit quality deterioration and loan growth, partially offset by lower reserves associated with portfolio-specific risks, including commercial real estate (“CRE”), improvements in economic forecasts, and changes in loan portfolio composition. The ratio of ACL to total loans and leases was 1.24% at March 31, 2025, compared with 1.27% at March 31, 2024.
Net loan and lease charge-offs totaled $16 million, compared with $6 million in the prior year quarter, and included an $8 million charge-off on one commercial and industrial loan. Nonperforming assets totaled $307 million, or 0.51% of total loans and leases and other real estate owned, compared with $254 million, or 0.44%. The increase in nonperforming assets was primarily due to a small number of loans in the term CRE, consumer 1-4 family residential, and commercial and industrial portfolios.
Classified loans totaled $2.9 billion, or 4.82% of total loans and leases, compared with $966 million, or 1.66%, in the prior year period. The increase in classified loans was primarily in the multifamily and industrial CRE loan portfolios, largely due to an increased emphasis in risk grading on current cash flows, and less emphasis on the adequacy of collateral values and the strength of guarantors and sponsors. Additionally, weaker performance in the 2021, 2022, and 2023 construction loan vintages contributed to the increase, as borrowers missed projections due to longer-than-anticipated lease-up periods, rent concessions, elevated costs, and higher interest rates. The loss content of our CRE loan portfolio continues to be mitigated by strong underwriting, supported by significant borrower equity and guarantor support, resulting in relatively stable CRE nonperforming assets.

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Deposits and Borrowed Funds
				1Q25 - 4Q24		1Q25 - 1Q24
(In millions)	1Q25	4Q24	1Q24	$	%	$	%

Deposits:
Noninterest-bearing demand	$24,792	$24,704	$25,137	$88	—%	$(345)	(1)%
Interest-bearing:
Savings and money market	39,860	40,037	38,835	(177)	—	1,025	3
Time	6,269	6,448	5,972	(179)	(3)	297	5
Brokered	4,771	5,034	4,293	(263)	(5)	478	11
Total interest-bearing	50,900	51,519	49,100	(619)	(1)	1,800	4
Total deposits	$75,692	$76,223	$74,237	$(531)	(1)	$1,455	2
Borrowed funds:
Federal funds purchased and other short-term borrowings	$3,476	$3,832	$4,895	$(356)	(9)	$(1,419)	(29)
Long-term debt	964	950	544	14	1	420	77
Total borrowed funds	$4,440	$4,782	$5,439	$(342)	(7)	$(999)	(18)
Total deposits increased $1.5 billion, or 2%, compared with the prior year quarter. Interest-bearing deposits increased $1.8 billion, partially offset by a $345 million decrease in noninterest-bearing demand deposits. At March 31, 2025, total deposits included approximately $630 million of deposit balances acquired from the purchase of four FirstBank Coachella Valley, California branches during the first quarter of 2025.
At March 31, 2025, customer deposits (excluding brokered deposits) totaled $70.9 billion, compared with $69.9 billion at March 31, 2024, and included approximately $6.7 billion and $7.5 billion of reciprocal deposits, respectively. Our loan-to-deposit ratio was 79%, compared with 78% in the prior year quarter.
Total borrowed funds, primarily consisting of secured borrowings, decreased $1.0 billion, or 18%, from the prior year quarter. This decrease was driven by a $1.4 billion reduction in security repurchase agreements and FRB short-term advances, partially offset by a $420 million increase in long-term debt. The increase in long-term debt was due to the issuance of $500 million of 6.82% Fixed-to-Floating Subordinated Notes, partially offset by the redemption of $88 million of 6.95% Fixed-to-Floating Subordinated Notes during the fourth quarter of 2024.

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Shareholders’ Equity
				1Q25 - 4Q24		1Q25 - 1Q24
(In millions, except share data)	1Q25	4Q24	1Q24	$	%	$	%
Shareholders’ equity:
Preferred stock	$66	$66	$440	$—	—%	$(374)	(85)%
Common stock and additional paid-in capital	1,706	1,737	1,705	(31)	(2)	1	—
Retained earnings	6,805	6,701	6,293	104	2	512	8
Accumulated other comprehensive income (loss)	(2,250)	(2,380)	(2,609)	130	5	359	14
Total shareholders’ equity	$6,327	$6,124	$5,829	$203	3	$498	9
Capital distributions:
Common dividends paid	$65	$64	$61	$1	2	$4	7
Bank common stock repurchased [1]	41	—	35	41	NM	6	17
Total capital distributed to common shareholders	$106	$64	$96	$42	66	$10	10

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	147,387	147,329	147,343	58	—%	44	—%
Common shares outstanding, at period end (in thousands)	147,567	147,871	147,653	(304)	—	(86)	—
1 Includes amounts related to common shares acquired through our publicly announced plans and those acquired in connection with our stock compensation plan. These shares were acquired from employees to cover their payroll taxes and stock option exercise costs upon the exercise of stock options.
Preferred stock decreased $374 million due to the redemption of the outstanding shares of our Series G, I, and J preferred stock during the fourth quarter of 2024. The common stock dividend was $0.43 per share, compared with $0.41 per share during the first quarter of 2024.
Common shares outstanding decreased 0.1 million from the first quarter of 2024, primarily due to common stock repurchases. During the first quarter of 2025, we repurchased 0.8 million common shares outstanding for $41 million, compared with 0.9 million common shares repurchased for $35 million during the prior year period.
Accumulated other comprehensive income (loss) (“AOCI”) was a loss of $2.3 billion at March 31, 2025, an improvement of $359 million when compared with a loss of $2.6 billion at March 31, 2024. The AOCI loss largely reflects a decline in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will not be recognized in earnings. We do not intend to sell any securities with unrealized losses. Although changes in AOCI are reflected in shareholders’ equity, they are currently excluded from regulatory capital, and therefore do not impact our regulatory capital ratios.
Estimated common equity tier 1 (“CET1”) capital was $7.4 billion, an increase of 7%, compared with $6.9 billion in the prior year period. The estimated CET1 capital ratio was 10.8%, compared with 10.4%. Tangible book value per common share increased to $34.95, compared with $29.34, primarily due to an increase in retained earnings and reduced unrealized losses in AOCI. For more information on non-GAAP financial measures, see pages 17-18.

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Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the first quarter results at 5:30 p.m. ET on April 21, 2025. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and using the meeting number 13753109, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at www.zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $3.1 billion in 2024, and total assets of approximately $89 billion at December 31, 2024. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P MidCap 400 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied. Forward-looking statements include, among others:
•Statements with respect to the beliefs, plans, objectives, goals, targets, commitments, designs, guidelines, expectations, anticipations, and future financial condition, results of operations, and performance of Zions Bancorporation, National Association, and its subsidiaries (collectively “Zions Bancorporation, N.A.,” “the Bank,” “we,” “our,” “us”); and
•Statements preceded or followed by, or that include the words “may,” “might,” “can,” “continue,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “forecasts,” “expect,” “intend,” “target,” “commit,” “design,” “plan,” “projects,” “will,” and the negative thereof and similar words and expressions.
Forward-looking statements are not guarantees and should not be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those presented. Although the following list is not comprehensive, key factors that may cause material differences include:
•The quality and composition of our loan and investment securities portfolios and the quality and composition of our deposits;
•Changes in general industry, political, and economic conditions, including elevated inflation, economic slowdown or recession, or other economic challenges; imposition of tariffs and resulting market volatility and uncertainty, including the effects on supply chains and revenues for us and our customers; changes in interest and reference rates, which could adversely affect our revenue and expenses, the value of assets and liabilities, and the availability and cost of capital and liquidity; and deterioration in economic conditions that may result in increased loan and lease losses;
•Political developments, including transitions in administration and shifts in congressional control that result in significant disruptions and changes in the size, scope, and effectiveness of the government and its agencies and services;
•The effects of newly enacted and proposed regulations affecting us and the banking industry, as well as changes and uncertainties in the interpretation, enforcement, and applicability of laws and fiscal, monetary, regulatory, trade, and tax policies;

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•Actions taken by governments, agencies, central banks, and similar organizations, including those that result in decreases in revenue, increases in regulatory bank fees, insurance assessments, and capital standards; and other regulatory requirements;
•Judicial, regulatory and administrative inquiries, investigations, examinations or proceedings and the outcomes thereof that create uncertainty for, or are adverse to us or, the banking industry;
•Changes in our credit ratings;
•Our ability to innovate and otherwise address competitive pressures and other factors that may affect aspects of our business, such as pricing, relevance of, and demand for, our products and services, and our ability to recruit and retain talent;
•The potential for both positive and disruptive impacts of technological advancements, such as digital currencies and commerce, blockchain, artificial intelligence, quantum and cloud computing, and other innovations affecting us and the banking industry;
•Our ability to complete projects and initiatives and execute our strategic plans, manage our risks, control compensation and other expenses, and achieve our business objectives;
•Our ability to develop and maintain technology, information security systems, and controls designed to guard against fraud, cybersecurity, and privacy risks and related incidents;
•Our ability to provide adequate oversight of our suppliers to help us prevent or mitigate effects upon us and our customers of inadequate performance, systems failures, or cyber and other incidents by, or affecting, third parties upon whom we rely for the delivery of various products and services;
•The effects of wars, domestic and international trade policies and disputes, geopolitical conflicts, and other local, national, or international disasters, crises, or conflicts that may occur in the future;
•Natural disasters, pandemics, wildfires, catastrophic events, and other emergencies and incidents, and their impact on our and our customers’ operations, business, and communities, including the increasing difficulty in, and the expense of, obtaining property, auto, business, and other insurance products;
•Governmental and social responses to environmental, social, and governance issues, including those with respect to climate change and diversity;
•Securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital;
•The possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and shareholders’ equity;
•The impact of bank closures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
•Adverse news and other expressions of negative public opinion whether directed at us, other banks, the banking industry, or otherwise that may adversely affect our reputation and that of the banking industry generally;
•Protracted congressional negotiations regarding government funding and other issues, including those that add to the national debt, increase the possibility of government shutdowns, downgrades in United States (“U.S.”) credit ratings, or other economic disruptions; and
•Other assumptions, risks, or uncertainties described in this earnings release, and other SEC filings.
We caution against undue reliance on forward-looking statements, which reflect our views only as of their date of issuance. Except as required by law, we specifically disclaim any obligation to update any factors or publicly announce revisions to forward-looking statements to reflect future events or developments.

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FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
BALANCE SHEET [1]
Loans held for investment, net of allowance	$59,244	$58,714	$58,190	$57,719	$57,410
Total assets	87,992	88,775	87,032	87,606	87,060
Deposits	75,692	76,223	75,718	73,770	74,237
Total shareholders’ equity	6,327	6,124	6,385	6,025	5,829
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$169	$200	$204	$190	$143
Net interest income	624	627	620	597	586
Taxable-equivalent net interest income [2]	635	639	632	608	596
Total noninterest income	171	193	172	179	156
Total noninterest expense	538	509	502	509	526
Pre-provision net revenue [2]	268	323	302	278	226
Adjusted pre-provision net revenue [2]	267	312	299	278	242
Provision for credit losses	18	41	13	5	13
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.13	$1.34	$1.37	$1.28	$0.96
Dividends	0.43	0.43	0.41	0.41	0.41
Book value per common share [1]	42.43	40.97	40.25	37.82	36.50
Tangible book value per common share [1,2]	34.95	33.85	33.12	30.67	29.34
Weighted average share price	53.64	54.60	47.13	42.01	41.03
Weighted average diluted common shares outstanding (in thousands)	147,387	147,329	147,150	147,120	147,343
Common shares outstanding (in thousands) [1]	147,567	147,871	147,699	147,684	147,653
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.77%	0.96%	0.95%	0.91%	0.70%
Return on average common equity	11.1%	13.2%	14.1%	14.0%	10.9%
Return on average tangible common equity [2]	13.4%	16.0%	17.4%	17.5%	13.7%
Net interest margin	3.10%	3.05%	3.03%	2.98%	2.94%
Cost of deposits	1.76%	1.93%	2.14%	2.11%	2.06%
Efficiency ratio [2]	66.6%	62.0%	62.5%	64.5%	67.9%
Effective tax rate [3]	28.9%	20.0%	22.7%	23.3%	24.6%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.51%	0.50%	0.62%	0.45%	0.44%
Annualized ratio of net loan and lease charge-offs to average loans	0.11%	0.24%	0.02%	0.10%	0.04%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.24%	1.25%	1.25%	1.24%	1.27%
Full-time equivalent employees	9,392	9,406	9,503	9,696	9,708
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	5.9%	5.7%	5.7%	5.2%	5.0%
Common equity tier 1 capital [4]	$7,379	$7,363	$7,206	$7,057	$6,920
Risk-weighted assets [4]	$68,096	$67,685	$67,305	$66,885	$66,824
Common equity tier 1 capital ratio [4]	10.8%	10.9%	10.7%	10.6%	10.4%
Tier 1 risk-based capital ratio [4]	10.9%	11.0%	11.4%	11.2%	11.0%
Total risk-based capital ratio [4]	13.3%	13.3%	13.2%	13.1%	12.9%
Tier 1 leverage ratio [4]	8.4%	8.3%	8.6%	8.5%	8.4%
1 At period end.
2 For information on non-GAAP financial measures, see pages 17-18.
3 The increase in the effective tax rate at March 31, 2025 was the result of a revaluation of deferred tax assets due to newly enacted state tax legislation.
4 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$833	$651	$1,114	$717	$709
Money market investments:
Interest-bearing deposits	1,980	2,850	1,253	2,276	1,688
Federal funds sold and securities purchased under agreements to resell	936	1,453	986	936	894
Trading securities, at fair value	64	35	68	24	59
Investment securities:
Available-for-sale, at fair value	9,223	9,095	9,495	9,483	9,931
Held-to-maturity[1], at amortized cost	9,481	9,669	9,857	10,065	10,209
Total investment securities, net of allowance	18,704	18,764	19,352	19,548	20,140
Loans held for sale[2]	112	74	97	112	12
Loans and leases, net of unearned income and fees	59,941	59,410	58,884	58,415	58,109
Less allowance for loan losses	697	696	694	696	699
Loans held for investment, net of allowance	59,244	58,714	58,190	57,719	57,410
Other noninterest-bearing investments	1,045	1,020	946	987	922
Premises, equipment, and software, net	1,362	1,366	1,372	1,383	1,396
Goodwill and intangibles	1,104	1,052	1,053	1,055	1,057
Other real estate owned	2	1	5	4	6
Other assets	2,606	2,795	2,596	2,845	2,767
Total assets	$87,992	$88,775	$87,032	$87,606	$87,060
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$24,792	$24,704	$24,973	$24,731	$25,137
Interest-bearing:
Savings and money market	39,860	40,037	39,242	38,596	38,879
Time	11,040	11,482	11,503	10,443	10,221
Total deposits	75,692	76,223	75,718	73,770	74,237
Federal funds and other short-term borrowings	3,476	3,832	2,919	5,651	4,895
Long-term debt	964	950	548	546	544
Reserve for unfunded lending commitments	46	45	42	30	37
Other liabilities	1,487	1,601	1,420	1,584	1,518
Total liabilities	81,665	82,651	80,647	81,581	81,231
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	66	66	440	440	440
Common stock[3] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,706	1,737	1,717	1,713	1,705
Retained earnings	6,805	6,701	6,564	6,421	6,293
Accumulated other comprehensive income (loss)	(2,250)	(2,380)	(2,336)	(2,549)	(2,609)
Total shareholders’ equity	6,327	6,124	6,385	6,025	5,829
Total liabilities and shareholders’ equity	$87,992	$88,775	$87,032	$87,606	$87,060
[1] Held-to-maturity (fair value)	$9,400	$9,382	$10,024	$9,891	$10,105
[2] Loans held for sale (carried at fair value)	62	25	58	58	—
[3] Common shares (issued and outstanding)	147,567	147,871	147,699	147,684	147,653

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Interest income:
Interest and fees on loans	$850	$873	$899	$877	$865
Interest on money market investments	53	60	67	56	47
Interest on securities	125	129	138	140	142
Total interest income	1,028	1,062	1,104	1,073	1,054
Interest expense:
Interest on deposits	326	371	403	390	376
Interest on short- and long-term borrowings	78	64	81	86	92
Total interest expense	404	435	484	476	468
Net interest income	624	627	620	597	586
Provision for credit losses:
Provision for loan losses	17	38	1	12	21
Provision for unfunded lending commitments	1	3	12	(7)	(8)
Total provision for credit losses	18	41	13	5	13
Net interest income after provision for credit losses	606	586	607	592	573
Noninterest income:
Commercial account fees	45	47	46	45	44
Card fees	23	24	24	25	23
Retail and business banking fees	17	17	18	16	16
Loan-related fees and income	17	20	17	18	15
Capital markets fees and income	27	40	25	20	25
Wealth management fees	15	14	14	15	15
Other customer-related fees	14	14	14	14	14
Customer-related noninterest income	158	176	158	153	152
Dividends and other income	7	9	5	22	6
Securities gains (losses), net	6	8	9	4	(2)
Total noninterest income	171	193	172	179	156
Noninterest expense:
Salaries and employee benefits	342	321	317	318	331
Technology, telecom, and information processing	70	66	66	66	62
Occupancy and equipment, net	41	42	40	40	39
Professional and legal services	13	17	14	17	16
Marketing and business development	11	10	12	13	10
Deposit insurance and regulatory expense	22	17	19	21	34
Credit-related expense	6	6	6	6	7
Other real estate expense, net	—	—	—	(1)	—
Other	33	30	28	29	27
Total noninterest expense	538	509	502	509	526
Income before income taxes	239	270	277	262	203
Income taxes	69	54	63	61	50
Net income	170	216	214	201	153
Preferred stock dividends	(1)	(10)	(10)	(11)	(10)
Preferred stock redemption	—	(6)	—	—	—
Net earnings applicable to common shareholders	$169	$200	$204	$190	$143
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	147,321	147,247	147,138	147,115	147,338
Diluted shares (in thousands)	147,387	147,329	147,150	147,120	147,343
Net earnings per common share:
Basic	$1.13	$1.34	$1.37	$1.28	$0.96
Diluted	1.13	1.34	1.37	1.28	0.96

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Commercial:
Commercial and industrial	$16,900	$16,891	$16,757	$16,622	$16,519
Owner occupied	9,321	9,333	9,381	9,236	9,295
Municipal	4,412	4,364	4,270	4,263	4,277
Leasing	377	377	377	390	388
Total commercial	31,010	30,965	30,785	30,511	30,479
Commercial real estate:
Term	10,878	10,703	10,650	10,824	10,892
Construction and land development	2,715	2,774	2,833	2,725	2,686
Total commercial real estate	13,593	13,477	13,483	13,549	13,578
Consumer:
1-4 family residential	10,312	9,939	9,489	9,153	8,778
Home equity credit line	3,670	3,641	3,543	3,468	3,382
Construction and other consumer real estate	762	810	997	1,139	1,321
Bankcard and other revolving plans	472	457	461	466	439
Other	122	121	126	129	132
Total consumer	15,338	14,968	14,616	14,355	14,052
Total loans and leases	$59,941	$59,410	$58,884	$58,415	$58,109

Nonperforming Assets
(Unaudited)

(In millions)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Nonaccrual loans [1]	$305	$297	$363	$261	$248
Other real estate owned [2]	2	1	5	4	6
Total nonperforming assets	$307	$298	$368	$265	$254
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.51%	0.50%	0.62%	0.45%	0.44%
Accruing loans past due 90 days or more	$13	$18	$7	$6	$3
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.02%	0.03%	0.01%	0.01%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$318	$315	$370	$267	$251
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.53%	0.53%	0.64%	0.46%	0.44%
Accruing loans past due 30-89 days	$105	$57	$89	$114	$77
Classified loans	2,891	2,870	2,093	1,264	966
Ratio of classified loans to total loans and leases	4.82%	4.83%	3.55%	2.16%	1.66%
1 Includes loans held for sale.
2 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Allowance for Loan and Lease Losses
Balance at beginning of period	$696	$694	$696	$699	$684
Provision for loan losses	17	38	1	12	21
Loan and lease charge-offs	24	41	15	21	14
Less: Recoveries	8	5	12	6	8
Net loan and lease charge-offs (recoveries)	16	36	3	15	6
Balance at end of period	$697	$696	$694	$696	$699
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.16%	1.17%	1.18%	1.19%	1.20%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	229%	234%	191%	267%	282%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.11%	0.24%	0.02%	0.10%	0.04%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$45	$42	$30	$37	$45
Provision for unfunded lending commitments	1	3	12	(7)	(8)
Balance at end of period	$46	$45	$42	$30	$37
Allowance for Credit Losses
Allowance for loan losses	$697	$696	$694	$696	$699
Reserve for unfunded lending commitments	46	45	42	30	37
Total allowance for credit losses	$743	$741	$736	$726	$736
Ratio of ACL to loans[1] and leases outstanding, at period end	1.24%	1.25%	1.25%	1.24%	1.27%
1 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Commercial:
Commercial and industrial	$121	$114	$173	$111	$110
Owner occupied	25	31	29	28	20
Municipal	10	11	11	6	—
Leasing	2	2	2	2	2
Total commercial	158	158	215	147	132
Commercial real estate:
Term	58	59	67	35	42
Construction and land development	—	—	2	2	1
Total commercial real estate	58	59	69	37	43
Consumer:
1-4 family residential	56	49	47	46	44
Home equity credit line	32	30	30	29	27
Bankcard and other revolving plans	1	1	1	1	1
Other	—	—	1	1	1
Total consumer	89	80	79	77	73
Total nonaccrual loans	$305	$297	$363	$261	$248

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Commercial:
Commercial and industrial	$13	$35	$3	$4	$4
Owner occupied	(1)	(1)	—	—	—
Total commercial	12	34	3	4	4
Commercial real estate:
Term	—	—	(2)	11	—
Construction and land development	—	—	—	—	(1)
Total commercial real estate	—	—	(2)	11	(1)
Consumer:
1-4 family residential	1	—	—	(1)	1
Bankcard and other revolving plans	2	2	2	1	1
Other	1	—	—	—	1
Total consumer loans	4	2	2	—	3
Total net charge-offs (recoveries)	$16	$36	$3	$15	$6

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	March 31, 2025		December 31, 2024		March 31, 2024
(In millions)	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,632	4.59%	$2,059	4.87%	$1,447	5.71%
Federal funds sold and securities purchased under agreements to resell	2,971	4.70%	2,698	5.10%	1,826	5.89%
Total money market investments	4,603	4.66%	4,757	5.00%	3,273	5.81%
Trading securities	25	4.01%	40	4.37%	33	4.27%
Investment securities:
Available-for-sale	9,101	3.27%	9,310	3.26%	10,067	3.45%
Held-to-maturity	9,555	2.25%	9,739	2.22%	10,277	2.25%
Total investment securities	18,656	2.75%	19,049	2.73%	20,344	2.84%
Loans held for sale	83	NM	76	NM	56	NM
Loans and leases:[2]
Commercial	31,033	5.86%	31,020	5.89%	30,482	5.95%
Commercial real estate	13,557	6.59%	13,514	6.86%	13,504	7.29%
Consumer	15,045	5.12%	14,781	5.10%	13,921	5.10%
Total loans and leases	59,635	5.84%	59,315	5.92%	57,907	6.06%
Total interest-earning assets	83,002	5.08%	83,237	5.13%	81,613	5.25%
Cash and due from banks	705		751		710
Allowance for credit losses on loans and debt securities	(692)		(674)		(685)
Goodwill and intangibles	1,052		1,053		1,058
Other assets	5,376		5,202		5,274
Total assets	$89,443		$89,569		$87,970
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$39,646	2.18%	$39,765	2.37%	$38,044	2.73%
Time	11,024	4.15%	11,780	4.54%	9,777	4.81%
Total interest-bearing deposits	50,670	2.61%	51,545	2.87%	47,821	3.16%
Borrowed funds:
Federal funds purchased and security repurchase agreements	1,721	4.36%	1,251	4.64%	1,748	5.38%
Other short-term borrowings	3,976	4.52%	3,114	4.72%	4,931	4.98%
Long-term debt	955	6.38%	767	6.32%	543	5.99%
Total borrowed funds	6,652	4.74%	5,132	4.94%	7,222	5.15%
Total interest-bearing liabilities	57,322	2.85%	56,677	3.05%	55,043	3.42%
Noninterest-bearing demand deposits	24,249		24,858		25,537
Other liabilities	1,624		1,623		1,661
Total liabilities	83,195		83,158		82,241
Shareholders’ equity:
Preferred equity	66		375		440
Common equity	6,182		6,036		5,289
Total shareholders’ equity	6,248		6,411		5,729
Total liabilities and shareholders’ equity	$89,443		$89,569		$87,970
Spread on average interest-bearing funds		2.23%		2.08%		1.83%
Impact of net noninterest-bearing sources of funds		0.87%		0.97%		1.11%
Net interest margin		3.10%		3.05%		2.94%
Memo: total cost of deposits		1.76%		1.93%		2.06%
Memo: total deposits and interest-bearing liabilities	$81,571	2.01%	$81,535	2.12%	$80,580	2.34%
1 Taxable-equivalent rates used where applicable.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance and financial position. We believe that presenting these non-GAAP financial measures allows investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Net earnings applicable to common shareholders (GAAP)		$169	$200	$204	$190	$143
Adjustments, net of tax:
Amortization of core deposit and other intangibles		1	1	1	1	1
Adjusted net earnings applicable to common shareholders, net of tax	(a)	$170	$201	$205	$191	$144
Average common equity (GAAP)		$6,182	$6,036	$5,738	$5,450	$5,289
Average goodwill and intangibles		(1,052)	(1,053)	(1,054)	(1,056)	(1,058)
Average tangible common equity (non-GAAP)	(b)	$5,130	$4,983	$4,684	$4,394	$4,231
Number of days in quarter	(c)	90	92	92	91	91
Number of days in year	(d)	365	366	366	366	366
Return on average tangible common equity (non-GAAP) [1]	(a/b/c)*d	13.4%	16.0%	17.4%	17.5%	13.7%
1 Excluding the effect of AOCI from average tangible common equity would result in associated returns of 9.2%, 10.9%, 11.4%, 10.9%, and 8.4% for the respective periods presented.

ZIONS BANCORPORATION, N.A.
Press Release – Page 18

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Total shareholders’ equity (GAAP)		$6,327	$6,124	$6,385	$6,025	$5,829
Goodwill and intangibles		(1,104)	(1,052)	(1,053)	(1,055)	(1,057)
Tangible equity (non-GAAP)	(a)	5,223	5,072	5,332	4,970	4,772
Preferred stock		(66)	(66)	(440)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$5,157	$5,006	$4,892	$4,530	$4,332
Total assets (GAAP)		$87,992	$88,775	$87,032	$87,606	$87,060
Goodwill and intangibles		(1,104)	(1,052)	(1,053)	(1,055)	(1,057)
Tangible assets (non-GAAP)	(c)	$86,888	$87,723	$85,979	$86,551	$86,003
Common shares outstanding (in thousands)	(d)	147,567	147,871	147,699	147,684	147,653
Tangible equity ratio (non-GAAP)	(a/c)	6.0%	5.8%	6.2%	5.7%	5.5%
Tangible common equity ratio (non-GAAP)	(b/c)	5.9%	5.7%	5.7%	5.2%	5.0%
Tangible book value per common share (non-GAAP)	(b/d)	$34.95	$33.85	$33.12	$30.67	$29.34
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule. We believe these adjustments allow for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses. Adjusted pre-provision net revenue enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Noninterest expense (GAAP)	(a)	$538	$509	$502	$509	$526
Adjustments:
Severance costs		3	1	1	1	—
Other real estate expense, net		—	—	—	(1)	—
Amortization of core deposit and other intangibles		2	2	2	1	2
SBIC investment success fee accrual		—	—	—	1	—
FDIC special assessment		—	(3)	—	1	13
Total adjustments	(b)	5	—	3	3	15
Adjusted noninterest expense (non-GAAP)	(c)=(a-b)	$533	$509	$499	$506	$511

Net interest income (GAAP)	(d)	$624	$627	$620	$597	$586
Fully taxable-equivalent adjustments	(e)	11	12	12	11	10
Taxable-equivalent net interest income (non-GAAP)	(f)=(d+e)	635	639	632	608	596
Noninterest income (GAAP)	(g)	171	193	172	179	156
Combined income (non-GAAP)	(h)=(f+g)	806	832	804	787	752
Adjustments:
Fair value and nonhedge derivative income (loss)		—	3	(3)	(1)	1
Securities gains (losses), net		6	8	9	4	(2)
Total adjustments	(i)	6	11	6	3	(1)
Adjusted taxable-equivalent revenue (non-GAAP)	(j)=(h-i)	$800	$821	$798	$784	$753

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$268	$323	$302	$278	$226
Adjusted PPNR (non-GAAP)	(j)-(c)	267	312	299	278	242
Efficiency ratio (non-GAAP) [1]	(c/j)	66.6%	62.0%	62.5%	64.5%	67.9%
1 Excluding both the $9 million gain on sale of our Enterprise Retirement Solutions business and the $4 million gain on sale of a bank-owned property (recorded in dividends and other income), the efficiency ratio for the three months ended June 30, 2024 would have been 65.6%.